NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For More Information:
Matthew T. Murtha
Senior Vice President
Phone: 585.786.4378
Email: mtmurtha@five-starbank.com

Stephen R. Martin
Vice President, Canandaigua National Bank and Trust
Phone: 585.393.6068
Email: smartin@cnbank.com

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Sells Trust Division

WARSAW, N.Y., March 31, 2006 -- Financial Institutions, Inc. (Nasdaq: FISI) ("FII"), the parent company, of Five Star Bank, announced today that it has sold its trust operations to Canandaigua National Bank & Trust (CNB), the subsidiary bank of Canandaigua National Corporation. The sale is pending regulatory approval and the terms of the sales were undisclosed. The trust division had approximately $64 million in assets held in fiduciary or agency capacities.

Peter G. Humphrey, President and Chief Executive Officer of FII, noted, "The sale of our trust business is another final step in our efforts to focus on Five Star Bank and community banking throughout the broad service territory that we encompass. The trust business requires a critical mass and much attention to be effective, and, because of our strategic focus, we chose to redirect our resources into growing our core banking franchise. We believe that CNB will do an excellent job in servicing our trust customers as they merge our former trust business into theirs."

George W. Hamlin, IV, President and Chief Executive Officer of CNB, said, "We are pleased to have the opportunity to assume the responsibilities of this service from Five Star Bank. Working together we see a smooth transition for the customers of Five Star's former trust services."

About Financial Institutions, Inc.
With total assets of $2.0 billion, Financial Institutions, Inc. is the parent company of Five Star Bank, which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATM's in Western and Central New York State. Through its Investment Services affiliate, FII also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

About Canandaigua National Bank & Trust
Incorporated in 1887, Canandaigua National Bank & Trust (CNB) serves the Finger Lakes and Greater Rochester region of Upstate New York.   As the region's only local, community-owned, full-service financial institution CNB has 20 community offices, a network of over 50 ATM's and a full range of comprehensive financial services for individuals, businesses, municipalities and not-for-profit organizations.

The CNB Wealth Strategy Group with Trust powers since 1919 has a qualified staff of 34 financial professionals managing $870 million dollars in Trust/Investment assets.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company's forward-looking statements which include the transition of accounts, the execution by the Company of its strategy and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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